Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-123240, 333-123240-01

and 333-123240-02

Pricing Supplement No. 1 dated June 8, 2005

to the Prospectus dated March 21, 2005 and

the Prospectus Supplement dated March 30, 2005.

$250,000,000

PRUDENTIAL FINANCIAL, INC.

4.75% MEDIUM-TERM NOTES, SERIES C

DUE JUNE 13, 2015

The note being purchased has the following terms:

UNDERWRITERS AND

PRINCIPAL AMOUNT:

Citigroup Global Markets Inc.	$87,500,000
J.P. Morgan Securities Inc.	87,500,000
BNY Capital Markets, Inc.	15,000,000
Harris Nesbitt Corp.	15,000,000
HSBC Securities (USA) Inc.	15,000,000
Mellon Financial Markets, LLC	15,000,000
Wachovia Capital Markets, LLC	15,000,000

TOTAL	$250,000,000

STATED MATURITY: June 13, 2015

SPECIFIED CURRENCY: U.S. Dollars

principal: U.S. Dollars

interest: U.S. Dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: June 13, 2005

ORIGINAL ISSUE PRICE: 99.835%

UNDERWRITERS COMMISSION: 0.45%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.385% or $248,462,500

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAH8

ISIN No. US74432QAH83

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 4.75%

Interest Payment Dates: June 13 and December 13, commencing December 13, 2005

Regular Record Dates: June 1 and December 1

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Selling Restrictions

Korea

The notes offered in this offering have not been registered under the Korean Securities and Exchange Law, and each underwriter has represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells notes will agree that it will not offer any notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including primarily a loan to one of our domestic insurance subsidiaries.

The first sentence under the heading “Validity of the Notes” beginning on page S-45 of the Prospectus Supplement is hereby amended to read in its entirety as follows:

“Unless otherwise specified in the applicable pricing supplement, the validity of the notes will be passed upon for Prudential Financial, Inc. by corporate counsel for Prudential Financial, Inc., who may be any one of Susan L. Blount, Esq., Brian J. Morris, Esq. or Stephen W. Gauster, Esq., and for the agents by Cleary Gottlieb Steen & Hamilton LLP.”

Supplemental Plan of Distribution

Certain of the underwriters may make the notes available for distribution on the Internet through a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the notes available to their customers through the Internet distributions on the same terms as distributions made through other channels.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $185,510.

Citigroup	JPMorgan

BNY Capital Markets, Inc.

Harris Nesbitt

HSBC

Mellon Financial Markets, LLC

Wachovia Securities